UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 9, 2011
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 9, 2011, the wholly owned subsidiary of U.S. Geothermal Inc (the “Company”), USG Nevada LLC (“USG Nevada”), entered into a financing agreement (the “Bridge Loan Agreement”, together with the supporting documents, the “Bridge Loan Documents”) with Ares Capital Corporation (“Ares”), pursuant to which Ares will advance to USG Nevada certain cash grant bridge loans in an aggregate principal amount not to exceed $9 million (collectively, the “Bridge Loan”), which is equal to approximately 90% of the estimated investment tax credit cash grant (the “ITC Cash Grant”) USG Nevada anticipates it will receive from the United States Department of Treasury (the “US Treasury”) upon satisfying certain conditions under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 with respect to USG Nevada’s planned commercial operation of the new Phase I power plant at San Emidio, Nevada (the “Project”). On November 10, 2011, USG Nevada received an aggregate principal amount of $7.5 million under the Bridge Loan. USG Nevada will receive the remaining $1.5 million under the Bridge Loan upon satisfying certain conditions set forth in the Bridge Loan Agreement.

Interest. The Bridge Loan will accrue interest at a rate per annum equal to the applicable London Interbank Offered Rate, as determined by Ares in accordance with the applicable Bridge Loan Documents, plus an applicable margin equal to 3.5% until March 31, 2012 and 9.0% thereafter.

Maturity. The Bridge Loan will mature upon the earliest to occur of (i) three banking days after USG Nevada’s receipt of any ITC Cash Grant proceeds, (ii) 120 days after the date on which the Project will be “placed in service”, as such term is defined in the Bridge Loan Agreement (the “Placed in Service Date”), and (iii) June 30, 2012 (such earliest date, the “Maturity Date”).

Prepayment Requirements. USG Nevada is required to prepay the Bridge Loan with proceeds from any debt or equity issuances by USG Nevada, except for issuances in connection with certain financing relating to the Projects (as defined below) and those associated with the Company’s investments in the Project. USG Nevada is further required to prepay the Bridge Loan with proceeds from the ITC Cash Grant or the guaranty of the Company and U.S. Geothermal Inc. (an Idaho Corporation) (“USG Idaho”), as described in more detail below. Any prepayments of the construction loan provided by SAIC Constructors, LLC (“SAIC”) in connection with the Project, require a pro rata prepayment of the Bridge Loan, except in connection with certain long-term financing arrangements in accordance with the Bridge Loan Agreement.

Security. Ares has been granted security interests in the ITC Cash Grant, the equity interests of USG Nevada and Nevada USG Holdings, LLC (“Nevada USG Holdings”), and all distributions of USG Nevada that are credited to or deposited in a blocked account for the benefit of Ares.

Guaranty. The Company and USG Idaho have jointly and severally guaranteed that they will pay Ares any shortfall between the ITC Cash Grant and the outstanding amounts under the Bridge Loan at the time of the ITC Cash Grant application and upon receipt of the ITC Cash Grant and any outstanding amount under the Bridge Loan on the Maturity Date. Ares and SAIC have also set forth their relative priorities, rights and security interests in the applicable Bridge Loan Documents.

Fees. Pursuant to the applicable Bridge Loan Documents, USG Nevada has agreed to pay Ares certain fees that are estimated to equal, in the aggregate, approximately 4% of all advances under the Bridge Loan.

Events of Default. The Bridge Loan may be accelerated and become immediately due and payable upon an “event of default”, as defined in the Bridge Loan Agreement, which includes, without limitation, (i) failure to make required payments, including payments relating to the recapture of the ITC Cash Grant and any associated interest or penalties, (ii) certain material misstaments or omissions in the documents relating to the Bridge Loan or material breaches of the Bridge Loan Agreement, (iii) certain bankruptcy or liquidation events involving participants in the Project, (iv) certain events of default under construction and other financing agreements relating to the Project and the Phase II development at San Emidio (collectively, the “Projects”), (v) cessation of construction work on the Project for more than 30 consecutive days or failure of the Placed in Service Date and “substantial completion” of the Project by January 31, 2012, or, if extended by Ares, by February 28, 2012 in the case of the Placed in Service Date, (vi) becoming subject to any law or regulation that would materially adversely affect the Project with respect to the generation or sale of electricity, (vii) any transfer of interests in any Borrower Affiliate Entity (as defined in the Bridge Loan Agreement) other than certain permitted transfers, and (viii) such other events of default which are customary of a loan of this nature.

The foregoing description of the Bridge Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the Bridge Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Financing Agreement dated November 9, 2011 between USG Nevada LLC and Ares Capital Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 16, 2011	U.S. Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer